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Blackman Kallick Bartelstein LLP

10 South Riverside Plaza

9th Floor

Chicago, IL 60606

Phone    312/207-1040

Fax         312/207-1066

November 30, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Entrade, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s amended Form 8-K/A report dated November 28, 2006. We agree with the statements concerning our Firm in such amended Form 8-K/A included in paragraphs (a)(1), (a)(3) and (a)(5). We are not in a position to agree or disagree with Entrade Inc.’s statements contained in paragraph (a)(2) and (a)(4).

Very truly yours,

/s/ Blackman Kallick Bartelstein LLP

Blackman Kallick Bartelstein, LLP

Chicago, Illinois

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